EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-112929 on Form S-3, Registration Statement No. 33-52782 on Form S-3, Registration Statement No. 33-63602 on Form S-3, Registration Statement No. 333-72408 on Form S-3, and Post Effective Amendment No. 1 to Registration Statement Nos. 33-53563 and 33-53563-01 on Form S-3 of our reports dated March 6, 2006 relating to the consolidated financial statements and financial statement schedule of Duquesne Light Company and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Duquesne Light Company for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania

March 6, 2006